Exhibit 21.1

Subsidiaries of the Trust

Wholly-Owned Corporate Subsidiaries of the Trust:

BPP/Arrowhead, Inc. (Delaware) (Consolidated)

BPP/Crenshaw-Imperial, Inc. (Delaware) (Consolidated)

BPP/Riley, Inc. (California) (Consolidated)

BPP/Simi Valley, Inc. (Delaware) (Consolidated)

Burnham Pacific L.P., Inc. (Delaware) (Consolidated)

BPP/Golden State Acquisitions, Inc. (Delaware) (Consolidated) *

BPP/Mountaingate, Inc. (Delaware) (Consolidated) *

BPP/Puente Hills, Inc. (Delaware) (Consolidated) *

Partnerships in which the Trust holds interests:

BPP/Arrowhead, L.P. (Delaware) (Consolidated)

BPP/Marin, L.P. (California) (Consolidated)

Burnham Pacific Operating Partnership, L.P. (Delaware) (Consolidated)

*  The Trust was previously advised that these entities were closed.  Although these entities’ final closings are nearing completion at this time, as of December 31, 2004, the entities remain open.